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                                                                EXHIBIT 10.4.14

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


March 25, 1999

Ms. Eileen Rudden
Senior Vice President
Communications Products Division
Lotus Development Corporation
One Charles Park
Cambridge, MA  02142-1245

Re: Royalty Rate for Promotional Bundles in accordance with Section 5.4 of the NetObjects License Agreement, dated March 18, 1997, as amended, between NetObjects and IBM.

Dear Eileen:

Reference is made to the NetObjects License Agreement, dated March 18, 1997, as amended, between NetObjects, Inc. ("NetObjects") and International Business Machines Corporation ("IBM"), (the "Agreement"). Capitalized terms used in this letter ("Letter"), and not otherwise defined, shall have the meaning given to them in the Agreement. The effective date of this Letter is January 1, 1999. Pursuant to Section 5.4 of the Agreement, IBM may request a lower royalty for the Licensed Work when a licensing transaction requires a substantial discount. IBM and NetObjects agree that during the time period between January 1, 1999 and December 31, 1999, ("Promotion Period"), a lower royalty described in Section 4 below will apply instead of the per copy Royalty Rate listed in Section 5 of Exhibit B of the Agreement for any distribution of the Promotional Bundles (defined in Section 2 below) by IBM and its Subsidiaries.

1.  Licensed Works:

NetObjects Fusion (any version shipping during Promotion Period); and NetObjects ScriptBuilder (any version shipping during Promotion Period).

2. Promotional Bundles: Studio Bundles and Server Bundles and Upgrade Bundles are, collectively, Promotional Bundles.

     a. Studio Bundle means the product tentatively titled "Lotus Domino Application Studio" consisting of Licensed Works listed in Section 1 above Bundled with other software, including NetObjects BeanBuilder and Lotus Domino Designer or any future update, version, successor product or derivative work of Lotus Domino Designer or NetObjects BeanBuilder.

     b. Server Bundle means the Licensed Works listed in Section 1 above Bundled with NetObjects BeanBuilder and Lotus Domino Server, or any future update, version, successor product or derivative work of Lotus Domino Server or NetObjects BeanBuilder.

     c. Upgrade Bundle means the Bundle consisting of the software contained in the Studio Bundle, except Lotus Domino Designer, and that is sold to customers that had previously

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purchased Lotus Domino Designer or Lotus Domino Server or some other predecessor products, usually with subscription maintenance.

3.  Promotion Period:  January 1, 1999 - December 31, 1999

4.  Royalty:

a.  Studio Bundle
The royalty payment for the Studio Bundle shall be paid against revenue recorded by IBM in a royalty payment quarter in accordance with Section 5.6 of the Agreement, as follows:

     CHART 1: Cumulative Royalties paid by IBM for Promotional Bundles And Corresponding Royalty Rate for the Studio Bundle

BAND         CUMULATIVE ROYALTY ACCRUED FOR         ROYALTY (% OF BUNDLE ASP) FOR
             PROMOTIONAL BUNDLES DURING             STUDIO BUNDLE
             PROMOTION PERIOD
Band 1.      $[*] - $[*]                            [*]%
Band 2.      $[*] - $[*]                            [*]%
Band 3.      over $[*]                              [*]%

The royalty payment for the Studio Bundle shall be [*]% of the revenue received by IBM and its Subsidiaries for the Studio Bundles in a given calendar quarter, less any returns and promotional discounts ("Bundle ASP") until $[*] in cumulative royalty payments for Promotional Bundles has accrued during the Promotion Period ("Band 1"). Thereafter, until an additional $[*] in cumulative royalty payments for Promotional Bundles has accrued (for a total cumulative royalties of $[*]) during the Promotion Period ("Band 2"), the royalty payment for the Studio Bundle shall be [*]% of Bundle ASP. For all Studio Bundles sold thereafter, until the end of the Promotion Period ("Band 3"), the royalty payment for Studio Bundles will be [*]% of Bundle ASP. Although royalties are to be paid to NetObjects on a quarterly basis, the cumulative royalty payments (Band 1, Band 2 and Band 3) are aggregated across the Promotion Period.

Following each calendar quarter during the Promotion Period, the per unit royalty accrued for the Studio Bundles distributed during that quarter will be calculated in accordance with the Per Unit Formula set forth below ("Per Unit Royalty"). If the Per Unit Royalty accrued for the Studio Bundles distributed during that quarter is found to vary by more than $[*] per unit from the Comparison Royalty per unit listed in Chart 2 below (for example, in a given calendar quarter, for Band 1, the Per Unit Royalty is either higher than $[*] or lower than $[*]), a new mutually-agreed upon royalty rate for the Studio Bundles will be expressed as a percentage of Bundle ASP and set forth in a separate letter signed by IBM and NetObjects within two months after the end of the quarter ("New Royalty"), and the New Royalty will apply for the Studio Bundles sold during that quarter instead of the royalty listed in Chart 1

* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

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above.  The New Royalty will apply for future quarters during the Promotion
Period, unless otherwise stated in the letter signed by IBM and NetObjects. If a New Royalty is not set forth in a letter signed by NetObjects and IBM within the aforementioned two-month period, the New Royalty will be equal to the Comparison Royalty listed in Chart 2 below. The "Per Unit Formula" derives the per unit royalty for Studio Bundles by dividing the sum of the royalties earned by NetObjects for Studio Bundles during the calendar quarter by the number of units of Studio Bundles distributed by IBM and its
Subsidiaries in that calendar quarter.   i.e., Per Unit Royalty for a Studio
Bundle = (Bundle ASP * Royalty listed in Chart 1)/number of units of Studio Bundles.

     CHART 2: Cumulative Royalties paid by IBM for Promotional Bundles And Comparison Royalty per unit

BAND         CUMULATIVE ROYALTY ACCRUED FOR                COMPARISON ROYALTY PER UNIT
             PROMOTIONAL BUNDLES DURING PROMOTION
             PERIOD
Band 1.      $[*] - $[*]                                   $[*]
Band 2.      $[*] - $[*]                                   $[*]
Band 3.      over $[*]                                     $[*]

b. Server Bundle. The royalty payment for the Server Bundle shall be set forth in a separate written document signed by IBM and NetObjects, and, like the Studio Bundle pricing in Section 4a, shall be based upon a percentage of the revenue received by IBM and its Subsidiaries for the Server Bundle.

c.  Upgrade Bundle Royalties:      For purposes of this section 5, "Upgrade ASP"
shall be defined as the revenues received by IBM and its Subsidiaries for the Upgrade Bundles during a calendar quarter, less any returns or discounts. The "Per Unit Upgrade ASP" shall mean Upgrade ASP for a given calendar quarter divided by the number of Upgrade Bundles distributed by IBM or its Subsidiaries during that quarter. The "Per Unit Bundle ASP" shall mean Bundle ASP for a given calendar quarter divided by the number of Studio Bundles distributed by IBM or its Subsidiaries during the quarter. The "Upgrade Rate" shall be derived by multiplying the royalty percentage for Studio Bundles in Chart 1 for the applicable Band by the quotient of the Per Unit Upgrade ASP divided by the Per Unit Bundle ASP. The royalties to be paid by IBM to NetObjects for Upgrade
Bundles will be equal to the Upgrade Rate multiplied by Upgrade ASP.   An
example of the calculation of the royalty payment for an Upgrade Bundle is provided below:

Example:

Upgrade Rate = Per Unit Bundle ASP / Per Unit Upgrade ASP * applicable royalty for Studio Bundles in Chart 1

Royalty Rate for Upgrade Bundles = Upgrade Rate * Upgrade ASP


* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

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Upgrade ASP = $[*]
Bundle ASP = $[*]
applicable royalty rate = [*]%
Upgrade ASP = $[*]

Upgrade Rate = $[*] / $[*] * [*] = [*]%

Royalty for Upgrade Bundles = $[*] * [*]% = $[*]

The royalties paid by IBM or its Subsidiaries to NetObjects for units sold as part of the "Upgrade Bundle" shall apply towards the aggregate royalties paid by IBM to NetObjects for the purposes of calculating royalties due as set forth above in Section 4 or under this section.

5. Marketing: The parties shall develop a joint marketing plan due on the first customer ship of the Studio Bundle. The Lotus marketing contact is John Lautenbach and the NetObjects marketing contact is Bernard Desarnauts. On or before July 1, 1999, the parties shall review the sales of the Studio Bundle and plan additional marketing efforts, if necessary.

6. Software: Lotus will be responsible for producing the first "Gold" CD for the Studio Bundle containing NetObjects Fusion 4.1 and 3.01, NetObjects ScriptBuilder 3.01 and NetObjects BeanBuilder 1.0 and CD artwork ("Gold CD"). Subsequently thereafter, whenever updated versions or releases of the Licensed Works or updated versions or releases of NetObjects BeanBuilder become generally available to the public ("Public Availability Date"), NetObjects shall provide to Lotus a single Gold CD containing the most recent versions and releases of the Licensed Works listed in Section 1 above along with the most recent version and release of NetObjects BeanBuilder within fifteen (15) days of the Public Availability Date. The Gold CDs provided by NetObjects will contain artwork for each of the Licensed Works and NetObjects BeanBuilder and will have a unified install experience for the end user which guides them through installation of the Licensed Works, NetObjects BeanBuilder and documentation without requiring the user to browse directories on the Gold CD directly. The Licensed Works and NetObjects BeanBuilder on the Gold CD will be delivered by NetObjects in such a way that Lotus will not be required to deliver individual product serial numbers for the Licensed Works to end users. Lotus will be responsible for duplication of the Gold CD.

7. Distribution of NetObjects BeanBuilder: Any distribution of NetObjects BeanBuilder by NetObjects to IBM or by IBM to a third party in conjunction with Licensed Works as part of Studio Bundle or Server Bundle under this Letter ("BeanBuilder Distribution") shall constitute a distribution of NetObjects BeanBuilder by IBM (and not a distribution of NetObjects BeanBuilder by NetObjects) and thus this Letter shall not obligate NetObjects to pay royalties to IBM for a BeanBuilder Distribution under the agreement number 4998S20724 entered into between IBM and NetObjects, Inc. on September 14, 1998.


* Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406.

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8.  Agreement:  The terms of the Agreement remain in full force and effect and shall apply to the Promotional Bundles, except as expressly provided above. In the event of any conflict between the terms of this letter and the terms of the Agreement, the terms of this letter shall control with respect to the Promotional Bundles set forth above.

Please sign below to indicate that the terms of this letter accurately reflect our agreement for these Promotional Bundles.

Sincerely,


Samir Arora
CEO, NetObjects, Inc.


ACCEPTED AND ACKNOWLEDGED


Eileen Rudden
Senior Vice-President
Lotus Development Corporation
Date: _______________